Contact:	Justin Cressall
Treasurer
(441) 298-0753

PLATINUM UNDERWRITERS HOLDINGS, LTD. PROVIDES 2004 GUIDANCE

HAMILTON, BERMUDA, DECEMBER 2, 2003 – Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today reported that, based on the current industry environment, the mix of business underwritten, and in the absence of any unusual catastrophe activity, Platinum estimates that net premiums written for 2004 will be approximately $1.4 billion, and its GAAP combined ratio for 2004 will be in the range of 90% to 95%. Platinum expects its combined portfolio of cash and fixed maturity investments will exceed $2.1 billion at year-end 2004. On this basis, Platinum projects that earnings for 2004 will exceed $3.00 per diluted common share based on an estimate of 51,000,000 diluted shares.

About Platinum
Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis. Platinum operates through its principal subsidiaries in Bermuda, the United States and the United Kingdom. The Company has a financial strength rating of “A” (Excellent) from A.M. Best Company, Inc. For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements
Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward-looking statements are based upon the Company’s current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company’s future financial condition and results. The uncertainties and risks include, but are not limited to, those relating to implementing the Company’s business strategy and successfully continuing the business acquired in connection with the Company’s initial public offering; the adequacy of the Company’s loss reserves; conducting operations in a competitive environment; conducting operations in foreign countries; dependence upon the availability of key executives and reinsurance brokers; general economic conditions, including the effects of market volatility or a prolonged U.S. or global economic downturn or recession; variations in political, economic or other factors such as currency exchange rates, inflation rates and recessionary or expansive trends; the cyclicality of the property and casualty reinsurance business; tax, legal or regulatory restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally, and changes therein; significant weather-related or other natural or human-made disasters, civil unrest or other external factors over which the Company has no control; and changes in the Company’s plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company’s discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and the Company assumes no obligation to update or revise any of them in light of new information, future events or otherwise.

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